As filed with the Securities and Exchange Commission on May 4, 2004

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

CYTOKINETICS, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware	94-3291317

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

280 East Grand Avenue
South San Francisco, CA 94080
(Address of principal executive offices)

1997 STOCK OPTION/STOCK ISSUANCE PLAN
2004 EQUITY INCENTIVE PLAN
2004 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

James H. Sabry, M.D., Ph.D.
President and Chief Executive Officer
Cytokinetics, Incorporated
280 East Grand Avenue
South San Francisco, CA 94080
(650) 624-3000
(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Michael J. O’Donnell, Esq.
Martin J. Waters, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
(650) 493-9300

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of	Maximum	Maximum	Maximum
Securities	Amount	Offering	Aggregate	Amount of
to be	to be	Price Per	Offering	Registration
Registered	Registered	Share	Price	Fee

Common Stock $0.001 par value	2,260,007 shares (1)	$0.8677 (2)	$1,961,008 (3)	$248.46
Common Stock $0.001 par value	1,454,500 shares (4)	$16.64 (5)	$24,202,880	$3,066.50
Common Stock $0.001 par value	145,500 shares (6)	$3.25 (7)	$472,875	$59.91
Common Stock $0.001 par value	500,000 shares (8)	$14.144 (9)	$7,072,000	$896.02
TOTAL.	4,360,007 shares	—	$33,708,763	$4,270.90

(1)	For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been broken down into four subtotals. This subtotal represents the sum of shares issuable upon exercise of presently outstanding options (options that have been granted as of the date of this Registration Statement) issued under the 1997 Stock Option/Stock Issuance Plan.

(2)	Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the total registration fee. Computation based on the weighted average exercise price (rounded to the nearest cent) at which the options outstanding whose exercise will result in the issuance of the shares being registered may be exercised.

(3)	Calculated in accordance with Rule 457(h) based on the aggregate exercise price for all presently outstanding options described in note 1 above.

(4)	This subtotal represents the sum of shares issuable upon exercise of options to be granted under the 2004 Equity Incentive Plan.

(5)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the total registration fee. Computation based upon the average of the high and low prices of the Common Stock as reported in The Nasdaq Stock Market on April 30, 2004.

(6)	This subtotal represents the sum of shares issuable upon exercise of presently outstanding options (options that have been granted as of the date of this Registration Statement) issued under the 2004 Equity Incentive Plan.

(7)	Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the total registration fee. Computation based on the weighted average exercise price (rounded to the nearest cent) at which the options outstanding whose exercise will result in the issuance of the shares being registered may be exercised.

(8)	This subtotal represents the number of shares authorized to be issued under the 2004 Employee Stock Purchase Plan.

(9)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the total registration fee. Computation based upon 85% (see explanation in following sentence) of the average of the high and low prices of the Common Stock as reported in The Nasdaq Stock Market on April 30 , 2004. Pursuant to the 2004 Employee Stock Purchase Plan, which plan is incorporated by reference herein, the purchase price of a share of Common Stock shall be an amount equal to 85% of the fair market value of a share of Common Stock on the Enrollment Date or the Exercise Date (as defined in such plan), whichever is lower.

CYTOKINETICS, INCORPORATED
REGISTRATION STATEMENT ON FORM S-8

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed by Cytokinetics, Incorporated (the “Company”) with the Securities and Exchange Commission:

     (1) The Company’s Registration Statement on Form S-1 (file no. 333-112261) under the Securities Act of 1933, as amended (the “Securities Act”), and as declared effective on April 29, 2004.

     (2) All other reports we have filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2003.

     (3) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act, as amended, and as declared effective on April 29, 2004.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Certain members of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and investment partnerships of which such persons are partners, beneficially own 4,340 shares of the Company’s Common Stock.

Item 6. Indemnification of Directors and Officers.

     Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.” With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor . . . [by reason of his service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

     The Company’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Amended and Restated Certificate of Incorporation also provides that no amendment or repeal of such provision, nor the adoption of any provision of the Amended and Restated Certificate of Incorporation inconsistent with such provision, shall eliminate or reduce the effect of such provision, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for such provision, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

     The Company’s Bylaws provide that the Company shall indemnify, to the full extent authorized by law, each of its directors, officers, employees and other agents against all liability and loss suffered and expenses reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

     The Company has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Company’s Amended and Restated Certificate of Incorporation and Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
10.2*	1997 Stock Plan.
10.3*	2004 Equity Incentive Plan.
10.4*	2004 Employee Stock Purchase Plan.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Auditors.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (see Exhibit 5.1).
24.1	Power of Attorney (see page II-4).

*	Incorporated by reference to exhibits filed with the Company’s Registration Statement on Form S-1 (file no. 333-112261), and as declared effective on April 29, 2004.

Item 9. Undertakings.

     A. The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to applicable law, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Bylaws or the Company’s indemnification agreements, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Cytokinetics, Incorporated, a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on this 4th day of May, 2004.

CYTOKINETICS, INCORPORATED
By:	/s/ James H. Sabry
James H. Sabry, M.D., Ph.D.
President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James H. Sabry and Robert I. Blum, jointly and severally, as his attorneys-in-fact, with full power of substitution in each, for him in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ James H. Sabry (James H. Sabry, M.D., Ph.D.)	President, Chief Executive Officer and Director (Principal Executive Officer)	May 4, 2004
/s/ Robert I. Blum (Robert I. Blum)	Executive Vice President, Finance & Corporate Development and Chief Financial Officer (Principal Financial and Accounting Officer)	May 4, 2004
/s/ Stephen Dow (Stephen Dow)	Director	May 4, 2004
/s/ A. Grant Heidrich, III (A. Grant Heidrich, III)	Director	May 4, 2004
/s/ Charles Homcy (Charles Homcy, M.D.)	Director	May 4, 2004
/s/ William J. Rutter (William J. Rutter, Ph.D.)	Director	May 4, 2004

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS

Registration Statement on Form S-8

CYTOKINETICS, INCORPORATED

May 4, 2004

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
10.2*	1997 Stock Plan.
10.3*	2004 Equity Incentive Plan.
10.4*	2004 Employee Stock Purchase Plan.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Auditors.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (see Exhibit 5.1).
24.1	Power of Attorney (see page II-4).

*	Incorporated by reference to exhibits filed with the Company’s Registration Statement on Form S-1 (file no. 333-112261), and as declared effective on April 28, 2004.